EXHIBIT 10.2

May 17, 2005

Ezra Dabah

Chief Executive Officer and Chairman

The Children’s Place

915 Secaucus Road

Secaucus, NJ 07094

Dear Ezra:

This letter set forth the terms of our agreement modifying your Employment Agreement dated June 27, 1996 (the “Agreement”).  The parties agree that Exhibit A, Section 2 of the Agreement shall be amended in its entirety as follows:

Following each Bonus Period (as defined below), Executive shall be entitled to receive a Performance Bonus based upon the Operating Income of Employer during such Bonus Period.  The Performance Bonus for each such Bonus Period will be payable within ninety (90) days after the end of such Bonus Period.  The amount of the Performance Bonus for each Bonus Period will be equal to a product equal to (a) Executive’s annual Base Salary, times (b) 75%, times (c) the Bonus Percentage (as defined below).  The following provisions shall apply to determinations relating to Performance Bonus.

“Bonus Percentage” shall mean, for each Bonus period, a percentage for such period that is determined upon Operating Income in accordance with a schedule adopted by the Compensation Committee for all senior executives prior to commencement of such period or as soon thereafter as possible, except that the percentage shall not be more than 200% for any Bonus Period.

“Bonus Period” shall mean each fiscal year of the Employer.

“Operating Income” shall mean, for each Bonus Period, the operating income of Employer for such period as determined in accordance with generally accepted accounting principles.  The amount of Operating Income shall be determined by the Compensation Committee with respect to each Bonus Period.

Except as modified by this letter, all other terms of the Agreement shall remain in full force and effect.

If the foregoing accurately sets forth the terms of our agreement, please return the signed letter to my attention at your earliest convenience.

Sincerely,

/s/ Steven Balasiano

Steven Balasiano
Senior Vice President, General Counsel
and Chief Administrative Officer

Agreed and accepted on this

18th day of May, 2005

/s/ Ezra Dabah

Ezra Dabah
Chairman and Chief Executive Officer